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                                                                     EXHIBIT 3.2

                               ARTICLES OF MERGER

                        BURNHAM PACIFIC PROPERTIES, INC.
                   (a Corporation of the State of California)

                                  With and Into

                        BURNHAM PACIFIC PROPERTIES, INC.
                    (a Corporation of the State of Maryland)


     FIRST: Burnham Pacific Properties, Inc., a corporation organized and existing under the laws of the State of California ("Burnham California"), and Burnham Pacific Properties, Inc., a corporation organized and existing under the laws of the State of Maryland ("Burnham Maryland"), agree that Burnham California shall be merged with and into Burnham Maryland (the "Merger"). The terms and conditions of the Merger and the mode of carrying the same into effect are as herein set forth in these Articles of Merger.

     SECOND: Burnham Maryland, a corporation organized and existing under the laws of the State of Maryland, shall survive the Merger and shall continue under the name Burnham Pacific Properties, Inc.

     THIRD: The parties to the Articles of Merger are Burnham Pacific Properties, Inc., a corporation organized and existing under the laws of the State of Maryland, and Burnham Pacific Properties, Inc., a corporation incorporated on the 25th day of June, 1986, under the California General Corporation Law.

     FOURTH: Burnham California is not qualified or registered to do business in Maryland and has no principal office in the State of Maryland. The principal office of Burnham Maryland is located in Baltimore City, Maryland.

     FIFTH: Burnham California owns no interest in land in the State of Maryland.

     SIXTH: The total number of shares of stock of all classes which Burnham Maryland has authority to issue is one hundred million (100,000,000) shares, consisting of (i) five million (5,000,000) shares of preferred stock, par value $.01 per share; (ii) seventy-five million (75,000,000) shares of common stock, par value $.01 per share; and (iii) twenty million (20,000,000) shares of excess common stock, par value $.01 per share. The aggregate par value of all the shares of all classes of stock is $1,000,000.

     The total number of shares of stock of all classes which Burnham California has authority to issue is sixty-five million (65,000,000) shares, consisting of
(i) five million (5,000,000) shares of preferred stock, no par value per share;
(ii) forty million (40,000,000) shares of common stock, no par value per share; and (iii) twenty million (20,000,000) shares of excess common stock, no par value per share.

     SEVENTH: The manner and basis of converting or exchanging issued stock of Burnham California into stock of Burnham Maryland shall be as follows:



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     (a)  Each share of the common stock, no par value per share, of Burnham
California issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") shall by virtue of the Merger be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of Burnham Maryland.

     (b) Each share of common stock, par value $0.01 per share, of Burnham Maryland issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger become an authorized but unissued share of common stock of Burnham Maryland.

     (c) There are no issued and outstanding shares of any other class of stock of either corporation.

     EIGHTH: The terms and conditions of the Merger were advised, authorized, and approved by each corporation party hereto in the manner and by the vote required by its charter and the laws of the place where it is organized.

     (a) The terms and conditions of the Merger were approved by Burnham Maryland, the surviving corporation, in the following manner: the merger was duly approved by a majority of the entire Board of Directors of Burnham Maryland and approved by Burnham California as the sole stockholder of Burnham Maryland.

     (b) The terms and conditions of the Merger were approved by Burnham California in the following manner: the Agreement of Merger setting forth the terms of the merger to be effected by these Articles of Merger was duly approved by a majority of the entire Board of Directors and by the affirmative vote of holders of a majority of the outstanding shares of Burnham California entitled to vote on the matter.

     NINTH: These Articles of Merger shall become effective on May 31, 1997 at 11:59 p.m., immediately following the effective time of the Articles of Amendment and Restatement of Burnham Maryland being filed separately with the Maryland State Department of Assessments and Taxation ("SDAT").

     TENTH: Each undersigned President acknowledges these Articles of Merger to be the corporate act of the respective party on whose behalf he has signed, and as to all matters or facts required to be verified under oath, each such President acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the corporation on whose behalf he has signed are true in all material respects and that this statement is made under the penalties for perjury.


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     IN WITNESS WHEREOF, Burnham Pacific Properties, Inc., a California
Corporation, and Burnham Pacific Properties, Inc., a Maryland Corporation, the parties to the Merger, have caused these Articles of Merger to be signed in their respective corporate names and on their behalf by their respective presidents and witnessed or attested by their respective secretaries all as of the 22nd day of May, 1997.

                                   BURNHAM PACIFIC PROPERTIES,
                                    INC., A CALIFORNIA CORPORATION


                                   By: /s/ J. David Martin
                                   ----------------------------------------
                                   J. David Martin
                                   President
Attest:

/s/ Nina Galloway
-----------------
Nina Galloway
Secretary


                                   BURNHAM PACIFIC PROPERTIES,
                                    INC., A MARYLAND CORPORATION


                                   By: /s/ J. David Martin
                                   ----------------------------------
                                   J. David Martin
                                   President
Attest:

/s/ Nina Galloway
-----------------------
Nina Galloway
Secretary